Exhibit 99.1

October 21, 2015

Press Release

Source:	Farmers National Banc Corp. Kevin J. Helmick, President and CEO 20 South Broad Street, P.O. Box 555 Canfield, OH 44406 330.533.3341 Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

2015 THIRD QUARTER FINANCIAL RESULTS

•	131 consecutive quarters of profitability

•	First full quarter with recently acquired National Bancshares Corporation

•	Net income for quarter ended September 30, 2015 was $1.9 million compared to $812 thousand for most recent quarter

•	Costs related to acquisitions were $2.5 million pre-tax for the third quarter

•	Noninterest income increased 20.8% compared to same quarter in 2014

•	Non-performing assets to total assets remain at low levels, 0.62% at September 30, 2015

•	Completed merger with Tri-State 1st Banc, Inc. on October 1, 2015

CANFIELD, Ohio (October 21, 2015) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three and nine months ended September 30, 2015.

Net income for the three months ended September 30, 2015 was $1.9 million, or $0.07 per diluted share, which compares to $2.3 million, or $0.12 per diluted share, for the three months ended September 30, 2014. Excluding expenses related to acquisition activities, net income would have been $3.7 million or $0.15 per diluted share. In comparing net income excluding acquisition activities for the third quarter to the most recent quarter, net income excluding acquisition activities increased $1.4 million, or 59%.

Annualized return on average assets and return on average equity were 0.43% and 3.97%, respectively, for the three month period ending September 30, 2015. Excluding the expenses related to acquisition activities, the annualized return on average assets and the annualized return on average equity would have been 0.87% and 7.97%, respectively.

Net income for the nine months ended September 30, 2015 was $4.9 million, or $0.23 per diluted share, compared to $6.8 million or $0.36 per diluted share for the same period in 2014. Excluding expenses related to acquisition activities, net income for the current nine month period would have been $8.4 million, or $0.40 per share.

On October 1, 2015, Farmers announced that it had completed the merger of Tri-State, the holding company for 1st National Community Bank. Immediately following the merger, 1st National Community Bank was merged into The Farmers National Bank of Canfield. This transaction resulted in the addition of $135 million in assets and 4 full service branches in Columbiana County in Ohio and Beaver County in Pennsylvania.

Kevin J. Helmick, President and CEO, stated, “We are pleased to have completed our first full quarter after the merger with National Bancshares Corporation (NBOH), and to have announced the completion of our merger with Tri-State 1st Banc, Inc. (Tri-State) at the beginning of the fourth quarter. We are also delighted to report that organic loan growth has increased 16% during the past twelve months, and that our level of noninterest income continues to improve.”

2015 Third Quarter Financial Highlights

•	Loan growth

Total loans were $1.18 billion at September 30, 2015, compared to $647.0 million at September 30, 2014. Loans grew 16% organically during the past twelve months, which is in addition to the $430 million increase in loans resulting from the NBOH acquisition. The organic increase in loans is a direct result of Farmers’ focus on loan growth utilizing a talented lending and credit team, while adhering to a sound underwriting discipline. Most of the increase in loans has occurred in the commercial real estate, commercial and industrial and residential real estate loan portfolios. Loans now comprise 73.8% of the Bank’s average earning assets in 2015, an improvement compared to 59.6% in 2014. This improvement along with the growth in earning assets organically and through merger activity has resulted in a 70.7% increase in tax equated loan income from the third quarter of 2014 to the same quarter in 2015.

•	Loan quality

Non-performing assets to total assets remain at a safe level, currently at 0.62%. Early stage delinquencies also continue to remain at low levels, at $6.9 million, or 0.58% of total loans, at September 30, 2015. Net charge-offs for the current quarter were $211 thousand, which compares favorably to $1.3 million in the previous quarter and $448 thousand in the same quarter last year.

•	Net interest margin

The net interest margin for the three months ended September 30, 2015 was 3.84%, a 26 basis points increase from the quarter ended September 30, 2014. In comparing the third quarter of 2015 to the same period in 2014, asset yields increased 10 basis points, while the cost of interest-bearing liabilities decreased 18 basis points. Another key contributor to the increase in net interest margin was the shift in the mix of earning assets from securities to loans as explained previously.

•	Noninterest income

Noninterest income increased 20.8% to $4.7 million for the quarter ended September 30, 2015 compared to $3.9 million in 2014. Deposit account income increased $218 thousand, or 31%, in the current year’s quarter compared to the same quarter in 2014 and gains on the sale of mortgage loans increased $301 thousand, or 264%, in comparing the same two quarters.

•	Noninterest expenses

Farmers has remained committed to managing the level of noninterest expenses. Total noninterest expenses for the third quarter of 2015 were $15.5 million. Excluding expenses related to acquisition activities of $2.5 million, noninterest expenses were $13 million. Excluding expenses related to acquisition activities, noninterest expenses measured as a percentage of quarterly average assets decreased from 3.39% in the third quarter of 2014 to 3.03% in the third quarter of 2015. Salaries and employee benefits excluding severance expenses related to the merger as a percent of average assets decreased from 1.85% to 1.68%.

•	Efficiency ratio

Excluding expenses related to acquisition activities, the efficiency ratio for the quarter ended September 30, 2015 improved to 61.94% compared to 70.17% for the same quarter in 2014. The main factors leading to the improvement in the efficiency ratio was the increase in net interest income and noninterest income, along with the stabilized level of noninterest expenses relative to average assets as explained in the preceding paragraphs.

2015 Outlook

Mr. Helmick added, “We are excited about the announcement of the completion of our merger with Tri-State, and are pleased with our first full quarter of results reflecting our merger with NBOH. We believe that the combination of Farmers with Tri-State, a strong community bank headquartered in East Liverpool, Ohio, will enhance our presence in Ohio and will serve as an entrance into the Pennsylvania market for Farmers. This transaction is an important step in the long-term strategy to expand our footprint and enhance profitability.”

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1.8 billion in banking assets and $1 billion in trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 38 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio and pre-tax, pre-provision income, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which has been filed with the Securities and Exchange Commission (SEC) and is available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Factors that may cause or contribute to these differences may also include, without limitation, the Company’s failure to integrate Tri-State and its subsidiary in accordance with expectations, and deviations from performance expectations related to Tri-State and its subsidiary. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income	For the Three Months Ended					For the Nine Months Ended
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014	Percent Change
Total interest income	$15,594	$10,753	$9,999	$10,321	$10,413	$36,346	$30,594	18.8%
Total interest expense	1,056	1,004	1,007	1,078	1,128	3,067	3,501	-12.4%

Net interest income	14,538	9,749	8,992	9,243	9,285	33,279	27,093	22.8%
Provision for loan losses	1,220	850	450	825	425	2,520	1,055	138.9%
Other income	4,685	4,409	4,037	4,193	3,880	13,131	11,110	18.2%
Merger related costs	2,499	1,912	245	0	0	4,656	0
Other expense	13,022	10,175	9,506	9,867	9,776	32,703	28,295	15.6%

Income before income taxes	2,482	1,221	2,828	2,744	2,964	6,531	8,853	-26.2%
Income taxes	625	409	617	597	688	1,651	2,035	-18.9%

Net income	$1,857	$812	$2,211	$2,147	$2,276	$4,880	$6,818	-28.4%

Average shares outstanding	25,672	19,366	18,409	18,436	18,706	21,176	18,755
Pre-tax pre-provision income	$3,702	$2,071	$3,278	$3,569	$3,389	$9,051	$9,908
Basic and diluted earnings per share	0.07	0.04	0.12	0.12	0.12	0.23	0.36
Cash dividends	770	552	552	552	559	1,875	1,685
Cash dividends per share	0.03	0.03	0.03	0.03	0.03	0.09	0.09
Performance Ratios
Net Interest Margin (Annualized)	3.84%	3.66%	3.64%	3.63%	3.58%	3.72%	3.57%
Efficiency Ratio (Tax equivalent basis)	76.55%	81.03%	70.71%	71.20%	70.17%	76.27%	69.91%
Return on Average Assets (Annualized)	0.43%	0.27%	0.79%	0.75%	0.79%	0.48%	0.80%
Return on Average Equity (Annualized)	3.97%	2.74%	7.14%	6.91%	7.37%	4.31%	7.61%
Dividends to Net Income	41.46%	67.98%	24.97%	25.71%	24.56%	38.42%	24.71%

Consolidated Statements of Financial Condition

	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014
Assets
Cash and cash equivalents	$34,344	$37,028	$26,929	$27,428	$28,294
Securities available for sale	379,138	386,319	369,919	389,829	404,895

Loans held for sale	566	399	146	511	895
Loans	1,183,016	1,134,838	673,784	663,852	646,981
Less allowance for loan losses	8,294	7,286	7,723	7,632	7,333

Net Loans	1,174,722	1,127,552	666,061	656,220	639,648

Other assets	119,027	121,105	70,596	62,979	66,007

Total Assets	$1,707,797	$1,672,403	$1,133,651	$1,136,967	$1,139,739

Liabilities and Stockholders’ Equity
Deposits	$1,330,249	$1,320,569	$909,408	$915,703	$913,000
Other interest-bearing liabilities	179,701	155,591	80,338	87,517	90,649
Other liabilities	11,696	13,668	17,134	10,187	14,689

Total liabilities	1,521,646	1,489,828	1,006,880	1,013,407	1,018,338
Stockholders’ Equity	186,151	182,575	126,771	123,560	121,401

Total Liabilities and Stockholders’ Equity	$1,707,797	$1,672,403	$1,133,651	$1,136,967	$1,139,739

Period-end shares outstanding	25,674	25,672	18,409	18,409	18,559
Book value per share	$7.25	$7.11	$6.89	$6.71	$6.54
Tangible book value per share	5.72	5.57	6.42	6.23	6.02
Capital and Liquidity
Common Equity Tier 1 Capital Ratio (a)	12.12%	12.61%	15.03%	N/A	N/A
Total Risk Based Capital Ratio (a)	12.77%	13.20%	16.02%	16.48%	16.54%
Tier 1 Risk Based Capital Ratio (a)	12.12%	12.61%	15.03%	15.43%	15.52%
Tier 1 Leverage Ratio (a)	9.27%	9.27%	10.44%	10.03%	9.89%
Equity to Asset Ratio	10.90%	10.92%	11.18%	10.87%	10.65%
Tangible Common Equity Ratio	8.80%	8.76%	10.50%	10.17%	9.88%
Net Loans to Assets	68.79%	67.42%	58.75%	57.72%	56.12%
Loans to Deposits	88.93%	85.94%	74.09%	72.50%	70.86%
Asset Quality
Non-performing loans	$9,620	$7,984	$7,939	$8,481	$7,218
Other Real Estate Owned	1,052	1,128	144	148	381
Non-performing assets	10,672	9,112	8,083	8,629	7,599
Loans 30—89 days delinquent	6,974	7,146	4,344	5,426	4,938
Charged-off loans	631	1,496	618	891	756
Recoveries	420	209	259	365	308
Net Charge-offs	211	1,287	359	526	448
Annualized Net Charge-offs to
Average Net Loans Outstanding	0.10%	0.71%	0.22%	0.33%	0.28%
Allowance for Loan Losses to Total Loans	0.70%	0.64%	1.15%	1.15%	1.13%
Non-performing Loans to Total Loans	0.81%	0.70%	1.18%	1.28%	1.12%
Allowance to Non-performing Loans	86.22%	91.26%	97.28%	89.99%	101.59%
Non-performing Assets to Total Assets	0.62%	0.54%	0.71%	0.76%	0.67%

(a)	September 30, 2015 ratio is estimated

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014
Stockholders’ Equity	$186,151	$182,575	$126,771	$123,560	$121,401
Less Goodwill and other intangibles	39,265	39,569	8,646	8,813	9,768

Tangible Common Equity	$146,886	$143,006	$118,125	$114,747	$111,633

Reconciliation of Total Assets to Tangible Assets
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014
Total Assets	$1,707,797	$1,672,403	$1,133,651	$1,136,967	$1,139,739
Less Goodwill and other intangibles	39,265	39,569	8,646	8,813	9,768

Tangible Assets	$1,668,532	$1,632,834	$1,125,005	$1,128,154	$1,129,971

Reconciliation of Income Before Taxes to Pre-Tax, Pre-Provision Income
	For the Three Months Ended					For the Nine Months Ended
	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	Sept. 30, 2015	Sept. 30, 2014
Income before income taxes	$2,482	$1,221	$2,828	$2,744	$2,964	$6,531	$8,853
Provision for loan losses	1,220	850	450	825	425	2,520	1,055

Pre-tax, pre-provision income	$3,702	$2,071	$3,278	$3,569	$3,389	$9,051	$9,908